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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                            --------------------

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): October 29, 1997



                         DSC COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                                 0-10018             54-1025763
(State or other jurisdiction                  (Commission           (IRS Employer
     of incorporation)                        File Number)         Identification No.)


           1000 Coit Road
             Plano, Texas                       75075
(Address of principal executive offices)      (ZIP Code)


      Registrant's telephone number, including area code: (972) 519-3000
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ITEM 5.  OTHER EVENTS.

         On October 29, 1997, DSC Communications Corporation ("DSC") issued a press release (filed as Exhibit 99.1 to this report and incorporated herein by reference) announcing that it had signed an Agreement and Plan of Merger, dated as of October 29, 1997 (the "Merger Agreement"), by and among DSC, CI Acquisition Company, a wholly-owned subsidiary of DSC ("Merger Subsidiary"), and CELCORE, Inc. ("CELCORE"), pursuant to which Merger Subsidiary will merge with and into CELCORE (the "Merger") and CELCORE will become a wholly-owned subsidiary of DSC.

         Under the terms of the Merger Agreement, each share of CELCORE capital stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a number of shares of DSC's common stock, $.01 par value per share (the "DSC Common Stock"), based on an exchange ratio equal to eight divided by the average last sale price of DSC Common Stock on the ten consecutive trading days immediately preceding the second trading day before the special meeting of all holders of shares of CELCORE capital stock (the "Average Trading Price"); provided that in the event the Average Trading Price is $25.00 or less then the exchange ratio will be .32. As of October 29, 1997, approximately 18,136,523 shares of CELCORE capital stock are outstanding. As part of the Merger, approximately 2,027,250 options to acquire CELCORE common stock will be assumed by DSC and will be converted into options to acquire DSC Common Stock, based on the above exchange ratio.

         The Merger Agreement has been approved by the respective Boards of Directors of DSC, Merger Subsidiary and CELCORE, and it is subject to the receipt of various governmental approvals and other customary closing conditions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (C)     EXHIBITS.

         Exhibit No.      Description.
         -----------      -----------
         99.1             Press Release, dated October 29, 1997, issued by DSC
                          Communications Corporation.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            DSC COMMUNICATIONS CORPORATION


Date:   October 31, 1997          By:       /s/ George B. Brunt
                                        --------------------------------------
                                            George B. Brunt,
                                            Vice President, Secretary and
                                            General Counsel





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                                 EXHIBIT INDEX

         Exhibit No.      Description.
         -----------      -----------
         99.1             Press Release, dated October 29, 1997, issued by
                          DSC Communications Corporation.